Exhibit 99.1

Amrita Ahuja to Join Square as Chief Financial Officer

SAN FRANCISCO—January 3, 2019—Square, Inc. (NYSE: SQ) announced today that Amrita Ahuja will join the company as Chief Financial Officer. Amrita will start in January and will report to CEO Jack Dorsey.

Amrita is currently the CFO of Blizzard Entertainment, a leading global developer and publisher of interactive software products and entertainment content with over $2 billion in annualized revenue and a division of Activision Blizzard (NASDAQ: ATVI). Amrita has been with Activision Blizzard for over eight years in a number of finance and strategy roles across the company, including SVP of Investor Relations, VP of Finance and Operations, and VP of Strategy and Business Development. Prior to Activision Blizzard, she held various roles at Fox Networks Group, the Walt Disney Company, and Morgan Stanley. She received her M.B.A. from Harvard Business School and her A.B. from Duke University.

“In Amrita, we have found an amazing, multidimensional business leader,” said Jack Dorsey, Square CEO. “Amrita brings the ability to consider and balance opportunities across our entire business, and she will help strengthen our discipline as we invest, build, and scale. She is willing to challenge herself and others, has the courage to take principled risks, and is passionate about our customers and our purpose.”

“Amrita has a rare combination of financial acumen, strategic operational experience, and the ability to dive deep into a multifaceted business,” said David Viniar, Square’s Lead Independent Director and former CFO of Goldman Sachs. “She will be a fabulous addition to Square, and I look forward to working with her as she joins our high-caliber executive team.”

“I’m incredibly inspired by Square’s purpose as it has personal resonance for me,” said Amrita. “My parents were the type of entrepreneurial business owners for whom Square was created. I believe Square is building the most innovative commerce ecosystem for sellers and consumers, and I am excited to help the company execute against this massive opportunity.”

About Square, Inc.

Square, Inc. (NYSE:SQ) creates tools that help sellers start, run, and grow their businesses. Square enables sellers to accept card payments and also provides reporting and analytics, next-day settlement, and chargeback protection. Square’s point-of-sale software and other business services help sellers manage inventory, locations, and employees; access financing; engage buyers; build a website or online store; and grow sales. The Cash App is an easy way to send, spend, and receive money, and Caviar is a food-ordering platform. Square was founded in 2009 and is headquartered in San Francisco, with offices in the United States, Canada, Japan, Australia, Ireland, and the UK.

Square, Inc.

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